UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MBIA Inc.

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MBIA Inc.	Joseph W. Brown
113 King Street	Executive Chairman
Armonk, NY 10504	Gary C. Dunton
914-273-4545	President & Chief Executive Officer

March 24, 2006

Dear Owners:

We are pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 4, 2006. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is to vote on the election of Directors and to ratify the selection of independent auditors for 2006. After the formal agenda is completed, Gary Dunton will report to you the highlights of 2005 and discuss the outlook for our business in 2006. We will also answer any questions you may have.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown Chairman	Gary C. Dunton Chief Executive Officer

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday, May 4, 2006 at 10:00 a.m. EST in order:

1.	To elect ten directors for a term of one year, expiring at the 2007 Annual Meeting;

2.	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2006; and

3.	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing the completed proxy card, provided you were a shareholder of record at the close of business on March 10, 2006. You may also vote your shares if you were a shareholder of record at the close of business on March 10, 2006 by telephone or through the Internet by following the instructions on the enclosed proxy card.

Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or Internet as described on the proxy card.

Sincerely,

Ram D. Wertheim

Secretary

113 King Street

Armonk, New York 10504

March 24, 2006

MBIA INC.

PROXY STATEMENT

Purpose of the Proxy.    This proxy statement and the enclosed proxy card are being mailed to you on or about March 31, 2006 because MBIA’s Board of Directors is soliciting your vote at the 2006 annual meeting of shareholders. MBIA’s 2005 Annual Report is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

How it Works.    If you owned MBIA stock at the close of business on March 10, 2006, you are entitled to vote. On that date, there were 134,018,774 shares of MBIA common stock (which is our only class of voting stock) outstanding. You have one vote for each share of MBIA common stock you own.

Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the Internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

Voting by Telephone or via the Internet.    The Company has arranged to allow you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

In order to vote your shares by telephone or via the Internet, your vote must be received by 4:00 p.m. EST on May 3, 2006. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the Internet, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that you will have to bear.

Miscellaneous.    The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission is available on the Company’s website at www.mbia.com or by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met six times in regular sessions during 2005. In addition to its regular sessions, the Board met 11 times in special sessions during 2005 in connection with its oversight of the regulatory investigations involving the Company. The Board of Directors has regularly scheduled non-management director meetings. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Corporate Governance Practices” and can be found on the Company’s website, www.mbia.com, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2005.

Regular Board Committees

Each Board committee has a charter, which can be found on the Company’s website, www.mbia.com. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (Chair), Clapp, Dunton and Kearney, met twice during 2005. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company.

The Finance Committee, which at year-end consisted of Messrs. Brown, Chaplin (Chair), Clapp, Rolls, and Dr. Meyer, met twice during 2005. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

The Risk Oversight Committee, which at year-end consisted of Messrs. Brown, Clapp, Kearney (Chair), Yabuki, Dr. Meyer and Ms. Perry, met four times during 2005. Mr. Yabuki was elected as a member of the Risk Oversight Committee effective on August 11, 2005. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews the Company’s exposure guidelines for the insurance portfolio and the Company’s overall portfolio analyses.

The Compensation and Organization Committee, which at year-end consisted of Mr. Clapp (Chair), Dr. Gaudiani, and Messrs. Kearney and Rolls, met five times during 2005. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chief Executive Officer and the Executive Chairman and makes recommendations to the Board on their compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

The Audit Committee, which at year-end consisted of Ms. Perry and Messrs. Clapp, Chaplin, Rolls (Chair) and Yabuki, met five times in regular sessions during 2005. Messrs. Clapp and Yabuki were elected as members of the Audit Committee effective on January 6, 2005 and August 11, 2005, respectively. In addition to its regular sessions, the Committee met 22 times in special sessions during 2005 in connection with its oversight of the regulatory investigations involving the Company. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditor and the performance of those auditors. The Committee also reviews the qualification of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Rolls and Yabuki as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission rules) on the Audit Committee.

The Nominating/Corporate Governance Committee, which at year-end consisted of Mr. Chaplin, Dr. Gaudiani (Chair), Mr. Kearney, and Ms. Perry, met six times during 2005. The Committee is responsible for MBIA’s Corporate Governance Practices, which establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. This Committee also makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. All members of the Nominating/Corporate Governance Committee are Independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Practices.

Special Litigation Committee

In addition, in 2005, the Board designated a Special Litigation Committee, which at year-end consisted of Ms. Perry and Messrs. Chaplin, Meyer and Yabuki and which met 10 times during 2005. The Committee is responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2005 and to determine what action, if any, the Company should take with respect to such matters.

Process for Director Searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Nominating/Corporate Governance Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Committee and by the Executive Chairman and the Chief Executive Officer.

The Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2005.

Director’s Compensation

Independent Directors Retainer and Meeting Fees.    In 2005, the Company paid Directors who are not Executive Officers an annual retainer fee of $40,000, plus an additional $2,000 for attendance at each Board and Committee meeting on which they served. The Company also paid each Committee Chair an annual Committee Chair retainer of $15,000, and the Lead Director an annual Lead Director retainer of $25,000. In addition, due to the high number of meetings of the Audit Committee and the Board in 2005 in connection with the ongoing regulatory investigations, effective July 1, 2005, the Board approved, and the Company paid each director $1,000 for participation at each special telephonic meeting.

Under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002, an eligible Director may elect to be paid the retainer and meeting fees paid annually either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of year-end, all of the non-employee Directors elected to participate in this plan.

Independent Directors Restricted Stock Grants.    In addition to the annual cash fees payable to Directors for 2005, the Company also granted non-employee Directors an award of restricted stock with a value of $50,000 under the Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), which was approved by the Board and the shareholders in 2002. New directors elected to the Board also receive a one-time grant of restricted stock under the Restricted Stock Plan with a value of $75,000. Mr. Yabuki received such a grant in 2005.

Shares granted to Directors under the Restricted Stock Plan are subject to restrictions on transferability. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable on the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Restricted Stock Plan, (iii) the Company’s failure to nominate a participating Director for re-election, (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting, or (v) the tenth anniversary of the date of the restricted stock grant. Unless otherwise approved by the Compensation and Organization Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the date when the restriction period lapses, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends with respect to, and may vote, the restricted shares.

The Nominating/Corporate Governance Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director.

Directors Compensation Summary.    Directors compensation consists of the following components.

2005 Compensation Components	Amount
Board Retainer	$40,000
Committee Chair Retainer	$15,000
Lead Director Retainer	$25,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Board Member Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$50,000
New Director Restricted Stock Grant	$75,000

Directors’ Compensation Paid in 2005.    The following table is a summary of total compensation paid in 2005 for each of the Directors.

	Retainer and Meeting Fees ($)	Stock Awards ($)	All Other Compensation ($) (1)	Total Compensation ($)
C. Edward Chaplin	121,000	50,000	8,324	179,324
David C. Clapp	152,000	50,000	17,419	219,419
Claire L. Gaudiani	121,000	50,000	16,763	187,763
Daniel P. Kearney	123,000	50,000	18,598	191,598
Laurence H. Meyer	94,000	50,000	3,121	147,121
Debra J. Perry	108,000	50,000	3,666	161,666
John A. Rolls	119,000	50,000	20,285	189,285
Jeffery W. Yabuki	18,000	75,000	412	93,412

(1)	This amount represents hypothetical dividends on retainer and fees that are deferred into the hypothetical share account and dividends paid on restricted stock.

Directors’ Earnings and Balances on Deferred Compensation and Equity Awards.    The following table represents Director earnings in 2005 and account balances under the hypothetical share account (deferred retainer & meeting fees) and restricted stock values as of December 31, 2005. There are no Directors who have deferred their compensation into the hypothetical investment account and therefore, there are no account balances as of December 31, 2005.

	Hypothetical Share Account Dividends in 2005 ($)	Hypothetical Share Account Value as of Dec. 31, 2005 ($)	Restricted Stock Dividends Paid in 2005 ($)	Restricted Stock Value as of Dec. 31, 2005 ($)
Joseph W. Brown (1)	14,361	780,537	0	0
C. Edward Chaplin	3,627	246,152	4,697	287,144
David C. Clapp	13,488	795,345	3,931	244,490
Claire L. Gaudiani	12,832	697,463	3,931	244,490
Daniel P. Kearney	14,667	849,017	3,931	244,490
Laurence H. Meyer	1,145	101,904	1,976	135,601
Debra J. Perry	1,759	141,338	1,907	131,750
John A. Rolls	16,354	938,625	3,931	244,490
Jeffery W. Yabuki	65	13,999	347	74,538

(1)	This amount represents deferred compensation earned by Mr. Brown while he was a Director and before joining MBIA as an Executive Officer.

Executive Officer Directors.    Messrs. Brown and Dunton, who are also Executive Officers of the Company, do not receive compensation for their services as Directors.

ENHANCEMENTS/CHANGES TO CORPORATE GOVERNANCE PRACTICES

In 2005, in connection with the regulatory investigations of the Company, the independent Directors of the Board hired Promontory Financial Group LLC, a consulting firm, to review the Company’s internal risk, audit, compliance, corporate governance, records management and related policies and procedures. In connection with this review and in light of certain recommendations made by Promontory, each Committee of the Company’s Board of Directors is reviewing its respective charter to ensure that its charter provisions continue to reflect best practices of corporate governance.

COMPANY STANDARD OF CONDUCT

The Company has adopted a Standard of Conduct that applies to all Directors, Executive Officers and employees. The Standard of Conduct can be found on the Company’s website and is available in print to any shareholder who requests a copy by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

ON EXECUTIVE COMPENSATION

To:	The MBIA Inc. Board of Directors
From:	The Compensation and Organization Committee:

Mr. David C. Clapp, Chair

Dr. Claire L. Gaudiani

Mr. Daniel P. Kearney

Mr. John A. Rolls

MBIA’s Compensation and Organization Committee (the “Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company and are not eligible to participate in any of the programs that it administers.

This report on Executive Compensation by the Committee contains the following topics:

1.	Role of the Compensation and Organization Committee
2.	Guiding Principles of Compensation
3.	2005 Performance Factors
4.	Components of Total Compensation
5.	Compensation of the Chief Executive Officer
6.	Compensation of the Executive Chairman
7.	Succession Planning
8.	Stock Ownership Guidelines
9.	Pension Plans, Benefit Plans and Executive Perquisites
10.	Tax Deductibility of Executive Compensation
11.	Loans and Stock Activity

1.	Role of the Compensation and Organization Committee

We set the overall compensation principles of the Company and evaluate the Company’s entire compensation program at least once a year. As part of our specific responsibilities (i) we review for approval the recommendations of the Chief Executive Officer, Gary Dunton (the “CEO”), for the aggregate level of compensation to be paid to all employees of the Company, (ii) we review the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company’s Executive Policy Committee (as used herein the term “Senior Officers” but excludes Gary Dunton and Jay Brown), (iii) we establish and recommend to the Board the compensation level of the CEO and (iv) we establish and recommend to the Board the compensation level payable to the Executive Chairman. The Board approves the Executive Chairman’s, CEO’s and Senior Officers’ compensation levels.

In the second quarter of 2005, the Committee retained Frederic W. Cook & Co., a compensation consulting firm, to assist and advise it with respect to a periodic comprehensive review of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels for its insurance operations relative to market practice. In particular, the Committee directed the compensation consultant to review and advise it with respect to the CEO’s compensation and pay mix and that of the other top four highest-paid executive officers when compared to compensation paid to senior officers for comparable businesses, the long term incentive compensation component of the CEO’s compensation, the shift from grants of stock options to grants of performance-based restricted stock for Senior Officers and managing directors and the process for evaluating the CEO’s performance. The compensation consultant had contact with the Company’s Chief Administrative Officer, the Compensation Committee Chair and Committee members during the year in performing their work. The Committee plans to conduct similar periodic compensation reviews at least once every five years designed to ensure that the Company follows best practices and remains competitive with respect to its compensation plans and practices.

In addition, in 2005, the Company undertook a complete review of market compensation for the general employee population other than Senior Officers to insure market competitiveness. Key jobs were compared to market in order to understand the competitiveness of total compensation as well as mix and form of compensation. Based on this market review, the Company implemented changes to its salary and bonus structure for the general employee population other than Senior Officers.

2.	Guiding Principles of Compensation

The fundamental goal of MBIA’s compensation program is to attract, motivate and retain a highly skilled team of executives and employees who will deliver superior performance that builds shareholder value. The Company’s compensation program is significantly linked to shareholder interests as our emphasis is on pay for performance, with individual, operational and corporate performance rewarded on a short-term and long-term basis. Specifically, the principles that guide our compensation program include:

•	Pay for Performance: an employee’s compensation should reflect his or her individual performance and achievement of agreed upon short-term and long-term individual goals, the performance of the employee’s unit and the achievement by the unit of its goals, and the performance of the Company as a whole and the achievement by the Company of its goals.

•	Pay Competitively: compensation should be competitive with organizations with comparable business profiles and similar financial performance.

•	Increase Variable Compensation and Long-Term Incentives: an employee’s variable pay and long-term incentives increase as a percentage of overall compensation as the employee’s overall compensation and responsibility increases.

•	Align Employee and Shareholder Interests: as employees and executives assume greater seniority and responsibility, their compensation should include more long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders, thereby aligning their interests with the interest of both the Company and its shareholders. The Company currently uses grants of restricted stock tied to growth in modified book value (“MBV”) (as described under “Long-Term Incentive Awards” below) and occasional stock option grants made in connection with promotions or new hires to align executive compensation with long-term growth in the value of the business.

3.	2005 Performance Factors

In assessing compensation for 2005, we reviewed the long-term financial and operational objectives of the Company and the specific objectives set in the Company’s 2005 business plan (“Plan”) at the beginning of 2005 for each of the Company’s businesses. In assessing the Company’s performance against its quantitative and qualitative goals, we also took into account the difficult environment in which the Company was operating in 2005 due to the ongoing regulatory investigations during the year and the overall difficult business environment for the Company’s insurance business.

We considered the following significant performance factors with respect to the Company’s overall performance in 2005:

•	The credit quality of new business written by the insurance company was high in 2005 at around 81% A and above.

•	The average return on capital allocated to new business written continued to be strong notwithstanding competitive pressure on pricing.

•	The net present value generated by the business written during 2005, taking into account projected premiums, cost of capital and expenses was strong and substantially ahead of 2004.

•	Adjusted direct premium by the insurance company was at the low end of the range set forth in the Plan and slightly down from 2004.

•	Gross cash expenses were within Plan.

•	Total operating income per share was ahead of Plan.

•	Operating return on equity was 12.5%, slightly ahead of Plan.

•	The Company’s asset management business exceeded the financial objectives established in the Plan and had net increases in assets under management and operating income as compared to 2004.

•	The Company maintained its underwriting and pricing discipline in the face of tighter credit spreads and increased competition, which contributed to the lower volumes across many of its insurance product lines.

•	The Company successfully remediated a number of troubled credits.

•	The Company strengthened its management and infrastructure, integrated several new senior members into its Executive Policy Committee, and sustained its focus on regulatory compliance, transparency and best practices.

•	The Company continued to promote and support diversity and reinvest heavily in its staff through extensive training programs and performance management processes.

The Committee concluded that when both quantitative and qualitative measures are evaluated, 2005 was a satisfactory year for the Company especially in light of the challenging environment in which the Company operated in 2005.

4.	Elements of 2005 Total Compensation

The three primary components of the Company’s 2005 total compensation program are:

•	Annual Fixed Compensation (Annual Salary)

•	Annual Variable Compensation (Annual Bonus)

•	Long-Term Incentive Awards in the form of Restricted Stock Awards tied to growth in Modified Book Value (MBV Restricted Stock)

Total Compensation Earned for the 2005 Performance Year.    Total compensation earned for the 2005 performance year is comprised of base salary earned during the year, a cash bonus and the value at grant of MBV Restricted Stock. In addition, total compensation may include other forms of compensation earned or realized in 2005, such as retirement company contributions, dividends that are paid on all restricted stock awards and the value of long-term incentive awards that are exercised or vest.

Long-term Incentives Awarded in 2005 for the Prior Performance Year.    The Company’s long-term incentive awards for a given performance year are granted in the first quarter of the following year. For 2005, the long-term incentive amounts shown in the Summary Compensation Table reflect stock options awards that were granted in 2005 and were for the 2004 performance year.

The following table shows the elements of compensation for the 2005 performance year and where the corresponding amounts or values can be found in the compensation tables below:

2005 Compensation Elements	Reference to Proxy Tables
Base salary	Summary Compensation Table I under Salary
Annual cash bonus	Summary Compensation Table I under Bonus
MBV restricted stock	LTI Plan Table IV (LTI awarded in 2006)
Other forms of compensation	Summary Compensation Table I under: footnote (c) (dividends paid in 2005) and All Other Compensation

The following table is a summary of total compensation for the 2005 performance year plus other compensation paid in 2005 (as defined above) for each of the Named Executive Officers.

	2005 Salary ($)	2005 Bonus ($)	2005 MBV Restricted Stock Award ($)	Total Compensation	Other Compensation Paid in 2005 ($)	Total and Other Compensation
Gary C. Dunton	825,000	1,650,000	5,805,000	8,280,000	628,983	8,908,983
Joseph W. Brown	547,500	1,728,000	0	2,275,500	895,227	3,170,727
Neil G. Budnick	600,000	960,000	2,400,000	3,960,000	377,543	4,337,543
Ram D. Wertheim	350,000	725,000	1,000,000	2,075,000	126,430	2,201,430
Clifford D. Corso	400,000	550,000	1,350,000	2,300,000	140,259	2,440,259

•	Fixed Compensation (Salary)

We base our recommendations for the appropriate salary levels or salary increases for the CEO and the Senior Officers on the job content of each position, on competitive salaries for comparable positions, on the executive’s experience and on the actual performance of each executive. In 2005, two officers were promoted to Senior Officers (see “Succession Planning” below) and received base salary increases in connection with these promotions. The Company also grants increases from time to time as it deems necessary to remain competitive. Mr. Dunton recommended, and the Committee and Board approved, a salary increase for five of the twelve Senior Officers for 2006, to reflect expanded responsibilities, individual contributions and to maintain market competitiveness.

•	Variable Compensation (Bonus)

Senior Officer Bonuses.    The annual bonus component of incentive compensation is designed to compensate our Senior Officers for their annual performance based on both the Company’s performance and their individual performance for the year. Actual bonus grants can range from 0% to 200% of salary, depending on a Senior Officer’s position and performance. Annual bonuses for the CEO and Senior Officers are granted under the MBIA Inc. Annual Incentive Plan. The Annual Incentive Plan authorizes the payment of annual bonuses based upon the attainment of performance targets related to corporate, divisional, unit or individual objectives established by the Compensation Committee.

A Senior Officer’s annual bonus is based on the Company’s performance in certain areas as described under “2005 Performance Factors” above, the achievement by the Senior Officer’s division or unit of its business plan and strategic goals and by the Senior Officer of his or her individual goals and the individual Senior Officer’s personal contribution to the achievement of the Company’s goals. The weight and effect of any of these factors on the compensation of each Senior Officer varies depending on the individual officer’s job responsibility.

Based on the Company’s results in 2005, as described under “2005 Performance Factors” above, Mr. Dunton recommended, and the Committee and Board agreed, that the aggregate bonus pool for Senior Officers for the 2005 performance year be set at approximately 82.5% of the maximum bonus payable based on the bonus range established at the beginning of the year, compared to 75% for the 2004 performance year. The individual bonuses paid to each of the Senior Officers were recommended by Mr. Dunton and approved by the Committee and the Board.

Bonuses for Senior Officers were paid in cash. Mr. Dunton’s and Mr. Budnick’s bonuses for the 2004 performance year were paid in restricted stock. For 2005, the Committee recommended and Board approved the payment of Mr. Dunton’s and Mr. Budnick’s bonus entirely in cash. The Committee recommended the payment of cash bonuses to Mr. Dunton and Mr. Budnick due to their substantial holdings of stock options and restricted stock and due to the conversion of cash MBV awards to MBV Restricted Stock awards, which will further reduce their cash compensation and increase their holdings of restricted stock.

Other Employee Bonus Pools.    Mr. Dunton recommended to the Committee the aggregate size of the Company’s bonus pools for each of the insurance, the asset management and the MuniServices businesses, excluding from these pools the bonuses paid to the Executive Chairman, the CEO and the Senior Officers. The size of the pool for each of these businesses is based both on the Company’s overall performance as described under “2005 Performance Factors” above and on each business’s performance and achievement of its annual goals.

For the 2005 performance year, the Committee approved an aggregate bonus pool funded at 85% for the Company’s insurance business (compared to 80% for the 2004 performance year) and 90% for the Company’s asset management business. Bonus pool funding reflects the percentage of the maximum bonus payable to each employee based on the ranges established at the beginning of the year. The aggregate amount of bonuses paid to all employees including the Executive Chairman, the CEO, and the Senior Officers for 2005 was approximately $46.1 million compared to approximately $43.1 million for 2004. The 2004 bonus pool includes $4.0 million in bonuses paid in the form of restricted stock rather than cash.

•	Long-Term Incentive Awards

Long-term incentive awards are granted under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). The Plan authorizes the annual granting of stock options, restricted stock and performance-based awards that vest at the end of a multi-year cycle based on the Company attaining certain performance goals. Awards under the Plan are typically granted to employees who have a title of Vice President or higher. The value of individual long-term incentive awards are based on a percentage target of total annual cash (salary plus bonus) compensation as well as an individual’s level of responsibility and performance. The type and nature of LTI awards granted under the Plan have changed over time to reflect the Committee’s view of best practices in the area of long-term executive compensation and the Company’s long-term strategy and business objectives.

Historical LTI Awards.    From 1987 through 1995, the Company granted stock options as its only form of LTI. In 1995, the Company started making deferred cash awards that were tied to the growth in the adjusted book value (“ABV”) of the Company’s stock in combination with stock option awards. In 2002, in order to more closely align the pay-out of the long-term incentive award with the Company’s long-term objective of increasing return on equity and growing actual shareholders equity, the Committee adopted MBV (as defined below) as a new performance measure for all deferred cash awards made starting December 2000 and thereafter to replace the previously used measure of ABV. The Company’s MBV is computed by taking the Company’s GAAP book value and adjusting it to eliminate unrealized gains and losses on investments and derivatives, reversing the effects of open market share repurchases made since January 1, 2004, eliminating unearned compensation pertaining to restricted stock awards, adding base dividends declared during the award period and interest on dividends declared during the award period.

Since 2002, most long-term incentive awards for officers with titles of Vice President and above combined a grant of a target cash award with a three-year payout based on growth in MBV (“Cash MBV Awards”) and a grant of stock options. Starting with LTI awards for 2004, the Company stopped making Cash MBV Awards as part of annual LTI awards and began making awards of restricted stock that vest three years after the grant date and that are tied to the achievement of a specified level of growth in MBV per share over the three-year period (“MBV Restricted Stock”). The Company believes that MBV Restricted Stock awards align employee and shareholder interests because long-term growth in book value, which takes into account both earnings and the performance of the Company’s insured portfolio over time as well as other factors, is an effective measure of shareholder value.

LTI Awards in 2004 and 2005.    Commencing with LTI awards for 2004, LTI awards made to officers with a title of Vice President or Director were made solely in the form of MBV Restricted Stock. For 2004, officers with titles of Managing Director, including Senior Officers, and Mr. Dunton received LTI awards divided approximately 50/50 between stock options and a grant of MBV Restricted Stock. In 2005, to reflect current shifts in senior executive compensation practices, Mr. Dunton recommended that annual LTI awards for 2005 and future years for Senior Officers and Managing Directors also be paid solely in the form of MBV Restricted Stock. The compensation consultant retained by the Committee reviewed and advised the Committee with respect to Mr. Dunton’s recommendation. The Committee and the Board approved Mr. Dunton’s recommendation.

MBV Restricted Stock Awards.    The Company awarded an aggregate of 608,202 shares of MBV Restricted Stock for the 2005 performance year. MBV Restricted Stock awards vest three years after the grant date. The number of shares of MBV Restricted Stock that will vest at the end of the three-year vesting period will depend on growth in MBV over the three-year period. If MBV grows by 30% or more over the three-year period, then 100% of the restricted stock will vest. If MBV growth over the three-year period is lower than 30%, the amount of restricted stock that will vest at the end of the three-year period will be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period is below 30%. MBV Restricted Stock is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

The Committee also reviewed the performance criteria for the payment of the MBV Cash Award granted in February 2003, which is being paid in the first quarter of 2006, and covers the performance period from 2003 through 2005. Based on such criteria, the Committee approved an award of 130% of the target payout.

Stock Options.    In line with the shift to grants of MBV Restricted Stock as part of LTI compensation, no option grants were made to any employees as part of the annual LTI compensation for the 2005 performance year.

The Company may grant one-time stock option awards to officers who are promoted to or are hired as Senior Officers or who are promoted to Managing Director and also to other new hires. In 2005, the Company granted a total of 60,000 stock options to newly promoted or hired Senior Officers. In addition, in 2005 the Company granted a total of 6,000 stock options in connection with other new hires. These stock options vest in full five years after the grant date and are subject to accelerated vesting under certain conditions, including death or disability and a change of control of the Company. The vesting of these stock option grants is not tied to any performance measures. All options expire ten years from the date of the grant.

The Committee continued its long-term approach of valuing stock options using the Black-Scholes option valuation model. The Company adopted SFAS 123 and 148 in 2002 and expenses the cost of all outstanding and unvested stock options using the same valuation formulas. The Company does not accommodate option repricing or reloads and will not consider accommodating this practice in the future.

Aggregate Value of LTI Awards for 2005.    The aggregate value of LTI awards made by the Company for 2005 as of the grant date was approximately $35.9 million as compared to $33.7 million for 2004.

5.	Compensation of the Chief Executive Officer

•	Performance Requirements

Mr. Dunton became CEO on May 6, 2004. The CEO’s total compensation is based on a number of factors related to the Company’s and the CEO’s performance including the Company’s performance in certain areas as described under “2005 Performance Factors” above and the CEO’s achievement of his individual goals. In determining Mr. Dunton’s compensation, the Committee gave approximately 70% weight to the achievement of the Company’s financial goals and 30% weight to the achievement of other elements of the Company’s business plan and of his own personal goals. The Committee also gave weight to Mr. Dunton’s leadership of the Company during 2005 as it was going through the regulatory investigations, which made it more challenging for the Company to achieve its financial and other goals.

•	Salary, Bonus and Long-Term Incentive Awards

Salary.    For 2005, Mr. Dunton’s annual salary was $825,000. Mr. Dunton’s salary for 2006 will remain at $825,000.

Bonus.    The CEO can receive up to 250% of his salary as a performance-based bonus. In determining the amount of bonus to recommend for Mr. Dunton for 2005, the Committee considered the Company’s financial results for 2005 and the overall performance of the Company during the year, all as described under “2005 Performance Factors” above, and Mr. Dunton’s role in the achievement of the results including Mr. Dunton’s leadership during the challenging environment in 2005 as the Company was going through the regulatory investigations.

In light of these considerations, the Committee recommended and the Board approved a cash bonus for Mr. Dunton of $1,650,000 for 2005, or 80% of the maximum bonus payable to Mr. Dunton, as compared to Mr. Dunton’s restricted stock bonus of $1,925,000 for 2004, which was 70% of the maximum bonus payable to Mr. Dunton for 2004. The Committee approved the payment of Mr. Dunton’s bonus in cash to better balance his overall compensation between stock based compensation and cash compensation and in recognition of his increasing stock ownership as a result of prior and future stock awards.

Long-Term Incentive Awards.    The Committee also recommended a long-term incentive award for Mr. Dunton for 2005 comprised of an MBV Restricted Stock grant, which was valued at $5,805,000 million on the day of the grant, as compared to Mr. Dunton’s long-term incentive award for 2004 which was valued at $5,877,528 million and comprised of an award of stock options and an award of MBV Restricted Stock. The MBV Restricted Stock granted to Mr. Dunton has the same terms as the MBV Restricted Stock described under “Long-term Incentive Awards” above.

Total Compensation.    For the 2005 performance year, Mr. Dunton’s total compensation, which consists of salary, bonus and the value of long-term incentives at grant, was $8,280,000 million, down 4% from his 2004 total compensation of $8,628,000 million.

6.	Compensation of the Executive Chairman

•	Performance Requirements

Mr. Brown was the Company’s Executive Chairman for 2005. The Executive Chairman can receive up to $2.16 million as a performance-based bonus. Mr. Brown’s bonus is based on a number of factors related to the Company’s and his performance including the Company’s performance in certain areas as described under “2005 Performance Factors” above and the Executive Chairman’s achievement of his specific goals. In determining Mr. Brown’s compensation, the Committee gave approximately 50% weight to the achievement of the Company’s financial goals and 50% weight to the achievement of other elements of the Company’s business plan and of his own personal goals.

•	Salary and Bonus

Salary.    For 2005, Mr. Brown’s annual salary was $540,000. In light of the ongoing successful executive transition from Mr. Brown to Mr. Dunton, in January 2005, Mr. Brown requested approval from the Board of Directors to reduce his time commitment to the Company for 2005 from four to three days a week and, in connection therewith, to reduce his base salary for 2005 from $720,000 to $540,000. The Company’s Board of Directors approved Mr. Brown’s request. For 2006, Mr. Brown’s salary will remain at $540,000, which is scheduled to be the final full year for which Mr. Brown will receive an annual salary.

Bonus.    The Committee noted Mr. Brown’s contribution as Executive Chairman and the ongoing successful transition with Mr. Dunton. The Committee also took into account the Company’s financial results for 2005 and the overall performance of the Company during the year, all as described under “2005 Performance Factors” above. The Committee recommended and the Board approved a cash bonus for Mr. Brown of $1,728,000 or 80% of the maximum bonus payable. The Committee also took into account Mr. Brown’s role in overseeing the Company’s activities and responses in connection with the ongoing regulatory investigation during 2005 including the substantial amount of time that Mr. Brown devoted to these efforts, which substantially exceeded the number of days that Mr. Brown is committed to provide the Company. In order to allow Mr. Dunton to focus more of his time and energy on the management of the Company’s business, Mr. Brown assumed primary oversight responsibility for the Company’s activities and responses in connection with the ongoing regulatory investigations.

Long-Term Incentive Awards.    Under his Employment Agreement entered into on May 6, 2004 in his role as Executive Chairman, Mr. Brown is not entitled to receive any further LTI awards.

Mr. Brown forfeited two grants of restricted stock of 28,739 shares and 29,616 shares on December 31, 2005 and January 12, 2006, respectively, under the terms of the respective grants. The first grant was originally made as a cash MBV on January 11, 2001, that was subject to forfeiture if the Company stock did not maintain a trading price at $70 or above on each day of a consecutive 10-day period ending on or before December 31, 2005. This MBV cash award was converted to restricted stock on February 10, 2004 with the parallel provision that the restricted stock would be forfeited if the Company stock did not maintain a trading price at $70 or above on each day of a consecutive 10-day period ending on or before December 31, 2005. The second grant was made on January 11, 2001 and provided for forfeiture of restricted stock if the Company stock did not maintain a trading price at $70 or above on each day of a consecutive 10-day period ending on or before January 12, 2006. Since these conditions were not met by the specified date the restricted shares were forfeited.

The Committee also reviewed Mr. Brown’s 2002 modified book value award (the “2002 MBV Award”) of $3,120,000, which will become payable on Mr. Brown’s retirement date. The Committee approved the conversion of the 2002 MBV Award into 52,270 shares of restricted stock, which have a value equal to $3,120,000 based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to this restricted stock, Mr. Brown cannot sell or pledge the stock until his retirement date or earlier upon a qualifying event.

7.	Senior Officer Succession Planning

The Committee works with the CEO to identify both internal and external appropriate candidates for succession for Senior Officers as needed to ensure continued effective succession planning, including for the CEO.

In February 2005, Mr. John Pizzarelli left the Company as head of its Global Public Finance Division and was replaced by Mr. Thomas G. McLoughlin, who was previously Managing Director and Head of Global Transportation and Infrastructure Finance within the Global Public Finance Division. In July 2005, Mr. William C. Fallon, formerly a Partner at McKinsey & Company, joined the Company as a Managing Director responsible for corporate and strategic planning, market research and corporate communications. In December 2005, Mr. Willard I. Hill, Jr., who was previously Managing Director and Head of Equity Investor Relations, was appointed as Chief Compliance Officer.

Of the 12 current Senior Officers of the Company (excluding the CEO), seven became Senior Officers in the last 24 months. These individuals have either succeeded previous officers or have assumed new positions as noted above. While the Committee has developed contingency succession plans in case of an unexpected departure of the CEO or certain other Senior Officers, in 2006 the Committee will be working with Mr. Dunton to ensure that long-term succession plans are in place for all Senior Officers.

8.	Stock Ownership and Stock Option Exercise Guidelines

The Company has stock ownership guidelines to help increase senior management stock ownership and more closely align senior management’s interests with those of shareholders.

Under these guidelines, the CEO is expected to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Officers are expected to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned directly and stock held in retirement plans.

The Company also has guidelines, which were modified in 2005, for the sale of stock acquired upon exercise of stock options and the sale of restricted stock that becomes vested. Under these guidelines, Senior Officers are expected to retain 50% and the CEO 75% of the shares of restricted stock that becomes vested and of shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they meet the ownership guidelines described above. Once the ownership guidelines are met, the CEO is expected to retain 50% and Senior Officers are expected to retain 25% of the shares of restricted stock that become vested and shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they own twice the number of shares set forth in the ownership guidelines, after which there are no restriction on sales.

9.	Pension Plans, Benefit Plans and Executive Perquisites

The Company offers the CEO, the Executive Chairman and Senior Officers the same benefits offered to the general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage with the amount of an employee’s contribution rising in proportion to the employee’s base salary; supplemental disability insurance in order to bring the income replacement benefit to a level equivalent to 70% of base salary; and participation in the Company’s qualified and non-qualified retirement plans.

The Company’s retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. The Company does not maintain any defined benefit retirement plans. The qualified retirement plans include (i) a pension plan whereby the Company contributes each year an amount equal to ten percent of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to ten percent of earned salary and annual bonus on a pre-tax basis, and the Company will match participants’ contributions on a dollar-for-dollar basis up to five percent of earned salary and annual bonus. All employees, including Senior Officers, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides plan participants with benefits that are in excess of those amounts possible within the qualified plans or otherwise do not meet IRS requirements, and therefore, do not qualify for favorable tax treatment to the Company. Participant contributions to this plan are tax deferred until the time of distribution.

With respect to executive perquisites, the CEO, the Executive Chairman and Senior Officers are provided with Company paid annual executive physical exams at a cost of $2,200. Except as set forth above, the Company does not provide any executive perquisites to its Senior Officers. The Company also does not provide any executive perquisites in connection with any severance or retirement agreements.

10.	Tax Deductibility of Executive Compensation

Based on currently prevailing authority, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts of executive compensation in 2005 or 2006 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

11.	Loans and Stock Activity

The Company does not have any program in place to provide loans to Senior Officers of the Company. No senior officer has an outstanding loan with the Company.

To the knowledge of the Company, all stock or stock option activity by Senior Officers and Directors required to be disclosed has been reported to the SEC when required to be disclosed except as set forth under “Section 16(A) Beneficial Ownership Reporting Compliance” below.

Date: February 27, 2006

This report of the Compensation and Organization Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MBIA INC.

I. SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($) (a)	Other Annual Compensation ($) (b)	Restricted Stock Awards ($) (c)	Securities Underlying Options (#) (d)	LTIP Payouts ($) (e)	All Other Compensation ($) (f)
Gary C. Dunton Chief Executive Officer	2005 2004 2003	825,000 779,247 700,000	1,650,000 0 0	0 0 0	0 1,925,000 2,000,000	200,000 200,000 200,000	2,200,000 1,863,445 1,965,600	335,738 344,403 744,392
Joseph W. Brown Executive Chairman	2005 2004 2003	547,500 779,769 750,000	1,728,000 1,512,000 2,000,000	0 0 0	0 0 3,020,855	0 0 304,000	0 0 0	380,952 416,965 1,366,866
Neil G. Budnick Vice President President of MBIA Insurance Corp.	2005 2004 2003	600,000 589,455 575,000	960,000 0 500,000	0 0 0	0 1,200,000 550,000	100,000 55,000 55,000	1,125,000 1,043,530 1,103,602	273,946 307,758 587,794
Ram D. Wertheim Vice President, General Counsel and Secretary	2005 2004 2003	350,000 345,867 325,000	725,000 395,000 319,375	0 0 0	0 0 292,500	30,000 30,000 22,500	475,000 409,958 382,628	103,771 114,334 94,833
Clifford D. Corso Vice President and Chief Investment Officer	2005 2004 2003	400,000 356,090 300,000	550,000 450,000 450,000	0 0 0	0 0 259,360	30,000 67,000 7,000	225,000 180,360 93,912	123,109 122,275 105,000

(a)	For the 2005 performance year, bonuses were paid in cash. There was no restricted stock granted as part of the annual bonus as in prior years.
(b)	“Other Annual Compensation” and “All Other Compensation” have been consolidated and aggregate amounts are reported under “All Other Compensation”.
(c)	There was no restricted stock granted in 2005 for the 2004 performance year. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the Summary Compensation Table. Dividends paid in 2005 are as follows:

Dividends Paid in 2005

Dividends Paid in 2005 ($)
Gary C. Dunton	293,245
Joseph W. Brown	514,275
Neil G. Budnick	103,597
Ram D. Wertheim	22,659
Clifford D. Corso	17,150

(d)	For each performance year, options were granted in the first quarter of the following year. On February 16, 2005, Messrs. Dunton, Budnick, Wertheim and Corso were awarded 200,000, 100,000, 30,000 and 30,000 stock options, respectively, for the 2004 performance year. No options were awarded for the 2005 performance year. See the Report of the Compensation and Organization Committee for details.
(e)

On March 1, 2005, Messrs. Dunton, Budnick, Wertheim and Corso received distributions of the 2001 MBV awards, which represent 125% of the target payout. Mr. Brown’s 2001 MBV award was converted into performance-based restricted stock (see award details under the Long-term Incentive table). On

February 28, 2006, Messrs. Dunton, Budnick, Wertheim and Corso received distributions of the 2002 MBV Award in the following amounts, which represent 130% of the target payout: $2,145,000, $1,105,000, $455,000 and $275,000, respectively. Mr. Brown’s 2002 MBV award of $3,120,000 was converted on February 27, 2006 into 52,270 shares of restricted stock based on the closing price of the stock on the date of conversion as described in the Report of the Compensation and Organization Committee.

(f)	There were no perquisites paid on behalf of the Senior Officers in 2005 that exceeded $10,000. Mr. Brown reimbursed the Company $101,008 (based on Standard Industry Flight Level rates) for his personal use of a corporate aircraft in which the Company owns a fractional interest. The amounts shown consist of company contributions made in 2005 to the money purchase pension plan and 401(k) plan and the Company’s non-qualified retirement plan (MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations). The Company does not maintain a qualified or non-qualified defined benefit plan. The retirement plans are described in the Report of the Compensation and Organization Committee. Retirement plan contributions and earnings in 2005 and year-end balances are as follows:

Retirement Plan Contributions, Earnings and Balances

		Executive Contributions In 2005 ($)	Company Contributions In 2005 ($)	Earnings in 2005 ($)	Balance as of Dec. 31, 2005 ($)
Gary C. Dunton	—Qualified	14,000	27,625	31,903	531,075
	—Non-Qualified	212,875	308,113	150,840	2,973,227
Joseph W. Brown	—Qualified	14,000	29,625	9,343	266,932
	—Non-Qualified	191,950	351,327	149,528	2,941,519
Neil G. Budnick	—Qualified	18,000	28,000	51,250	1,913,027
	—Non-Qualified	136,000	245,946	171,704	3,314,298
Ram D. Wertheim	—Qualified	14,000	31,000	802	733,872
	—Non-Qualified	60,500	72,771	60,783	1,191,256
Clifford D. Corso	—Qualified	14,000	28,250	13,369	495,466
	—Non-Qualified	28,500	94,859	43,814	858,331

MBIA INC.

II. OPTION GRANTS IN 2005

Option Grants in 2005 for the 2004 Performance Year

Name	Number of Securities Underlying Options Granted (a)	Percent of Total Options Granted to Employees in 2005 (b)	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value ($) (c)
Gary C. Dunton	200,000	24.5%	58.8400	Feb 16, 2015	3,666,980
Joseph W. Brown	0	0%	NA	NA	0
Neil G. Budnick	100,000	12.3%	58.8400	Feb 16, 2015	1,833,490
Ram D. Wertheim	30,000	3.7%	58.8400	Feb 16, 2015	550,047
Clifford D. Corso	30,000	3.7%	58.8400	Feb 16, 2015	550,047

(a)	These options represent awards made on February 16, 2005 for the 2004 performance year. These options granted to Messrs. Dunton, Budnick, Wertheim and Corso have a ten-year term and vest as follows: year 1—0%; year 2—40%; year 3—60%; year 4—80%; year 5—100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death or disability of the employee). The options granted to Messrs. Dunton and Budnick cliff vest five years after the grant date. There were no option grants for the 2005 performance year. The Company has changed its long-term incentive program as described in the Report of the Compensation and Organization Committee.
(b)	Percentages are based on the total number of options granted to all employees in 2005 (816,000).
(c)	The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option is $18.33 based on the following assumptions: (i) an exercise price of $58.84, (ii) an option term of 6.55 years, (iii) a future dividend yield of 2.357%, (iv) a risk-free interest rate of 4.010% and (v) an estimated stock price volatility of 0.3311. The value of the options granted to Messrs. Dunton and Budnick have not been adjusted to reflect the different vesting schedule.

MBIA INC.

III. OPTION EXERCISES AND STOCK VESTED IN 2005 AND OUTSTANDING EQUITY AWARDS

Options Exercised and Stock Vesting in 2005

	Number of Shares Acquired on Exercise or Vesting	Value at Exercise or Vesting ($) (b)
Gary C. Dunton —Options	0	0
—Stock	29,616	1,814,276
Joseph W. Brown —Options	0	0
—Stock (a)	0	0
Neil G. Budnick —Options	0	0
—Stock	13,327	816,412
Ram D. Wertheim—Options	0	0
—Stock	4,998	306,177
Clifford D. Corso —Options	0	0
—Stock	3,000	181,560

(a)	Mr. Brown forfeited 28,739 shares that would have vested on December 31, 2005. The performance criteria were not met in accordance with the terms of the grant. See the Report of the Compensation and Organization Committee for details.
(b)	Value is realized upon the sale of stock. There were no option exercises in 2005. There were no shares sold from the vesting of restricted stock in 2005. The value for options is equal to the closing share price on the date of exercise, less the exercise price, times the number of shares acquired. The value for stock is equal to the number of shares vested times the closing share price on the date of vesting.

Outstanding Equity Awards as of December 31, 2005

	Number of Securities Underlying Options at December 31, 2005 (#)		Value of Securities Underlying Options at December 31, 2005 ($) (a)		Number and Value of Restricted Stock at December 31, 2005		Total of Outstanding Equity
Name	Exercisable	Unexercisable	Exercisable	Unexercisable	Unvested (#)	Unvested ($) (a)	Total Value ($)
Gary C. Dunton	599,655	822,500	10,637,831	6,777,425	279,598	16,820,616	34,235,872
Joseph W. Brown	1,446,000	1,054,000	24,686,520	15,714,880	454,995	27,372,499	67,773,899
Neil G. Budnick	430,060	228,800	7,162,846	1,294,734	109,652	6,596,664	15,054,244
Ram D. Wertheim	187,524	61,500	3,530,609	283,905	21,532	1,295,365	5,109,879
Clifford D. Corso	21,742	104,000	344,570	432,354	16,988	1,021,998	1,798,922

(a)	These values are based on $60.16 per share, the closing fair market value of the shares on December 31, 2005. The value for options is equal to the closing share price on the date of exercise, less the exercise price, times the number of shares acquired. The value for stock is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA INC.

IV. LONG-TERM INCENTIVE—PERFORMANCE-BASED GRANTS IN 2005

Performance-based Long-term Incentives Awarded in 2005 for the 2004 Performance Year

Name	Number of Shares or Units		Value of Shares as of Grant Date ($) (a)	Performance Period Until Payout
Gary C. Dunton	35,690		2,100,000	Three years
Joseph W. Brown	33,990	(b)	2,000,000	Two years
Neil G. Budnick	21,244 35,000	(c)	1,250,000 2,059,400	Three years Five years
Ram D. Wertheim	7,478		440,000	Three years
Clifford D. Corso	7,988		470,000	Three years

The long-term incentive plan table above includes performance-based (MBV restricted stock) long-term incentive awards granted on February 16, 2005 for the 2004 performance year.

(a)	These values are based on $58.84 per share, which is the closing fair market value of the shares on February 16, 2005 (the date of grant). Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported.
(b)	The award shown for Mr. Brown represents his previously awarded 2001 MBV grant of $2,000,000, which was converted into 33,990 shares of performance-based restricted stock based on the closing price of the stock as of the date of conversion. This restricted stock will continue to have the same restrictions applicable to the 2001 MBV award at the time of grant. Under these restrictions, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2006 and during which the stock has traded at $70 or above on each day of the ten-day period. If this price target has not been met on or before December 31, 2006, all of the restricted stock is forfeited.
(c)	In addition to a year-end grant, Mr. Budnick received a special award on February 16, 2005 of 35,000 shares of restricted stock in recognition of his promotion to President of MBIA Insurance Corp. Under the restrictions applicable to this special award, Mr. Budnick cannot sell or pledge the stock until the earlier of (i) the first date on which MBV growth measured from January 1, 2005 equals or exceeds 50% and (ii) January 1, 2010 (such earlier date, the “MBV Trigger Date”), based on the applicable MBV growth measured as of such MBV Trigger Date. Under the formula, if MBV growth from January 1, 2005 through January 1, 2010 is zero, then none of the Special Grant will vest and if MBV growth is 50%, then 100% of the Special Grant will vest, with intermediate levels of vesting to be determined by linear interpolation (e.g., MBV growth as of January 1, 2010 of 25% will yield 50% vesting, etc.).

Performance-based Long-term Incentives Awarded in 2006 for the 2005 Performance Year

Name	Number of Shares or Units	Value of Shares as of Grant Date ($) (a)	Performance Period Until Payout
Gary C. Dunton	97,252	5,805,000	Three years
Joseph W. Brown	0	0	N.A.
Neil G. Budnick	40,208	2,400,000	Three years
Ram D. Wertheim	16,753	1,000,000	Three years
Clifford D. Corso	22,617	1,350,000	Three years

The long-term incentive plan table above includes performance-based (MBV restricted stock) long-term incentive awards granted on February 27, 2006 for the 2005 performance year.

(a)	These values are based on $59.69 per share, which is the closing fair market value of the shares on February 27, 2006.

MBIA INC.

V. EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Options, Warrants and Rights)
Equity compensation plans approved by security holders	9,699,558	$46.75	6,091,700
Equity compensation plans not approved by security holders	N.A.	N.A.	N.A.

Total	9,699,558	$46.75	6,091,700

CHANGE OF CONTROL ARRANGEMENTS

In 1999, the Company entered into key employee protection agreements with certain of its Executive Officers including Messrs. Brown, Dunton, Budnick and Wertheim. Under these agreements, the Executive Officers are entitled to receive certain severance benefits upon the occurrence of a change of control, if the Company terminates their employment without cause, or if they terminate their employment for “good reason.” These benefits include the payment of severance equal to three times their annual base salary, the payment of a pro rata annual bonus, immediate vesting of their unvested stock options, the lifting of any restrictions on restricted stock, the accelerated payment of any MBV Awards and continued health, life and pension benefits. Each agreement also provides for a tax gross-up to be made to a covered executive in the event that payments to a covered executive are subject to the excise tax on ‘parachute payments’ imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

In May 2004, the Company entered into new agreements with Messrs. Brown and Dunton in connection with the implementation of the Company’s succession plan pursuant to which Mr. Dunton was promoted to Chief Executive Officer of the Company and Mr. Brown agreed to remain with the Company as its Executive Chairman.

Under the terms of Mr. Brown’s agreement, Mr. Brown has agreed to serve as Executive Chairman at the discretion of the Board until the date of the Company’s May 2007 annual shareholders meeting (or May 31, 2007, if earlier). The agreement provided for an annualized base salary of $720,000 for Mr. Brown during his employment period. However, in light of the ongoing successful executive transition, at Mr. Brown’s request, the Board approved a reduction of Mr. Brown’s time commitment to the Company for 2005 from four to three days a week together with a corresponding reduction in his base salary for 2005 from $720,000 to $540,000. Mr. Brown’s agreement provides for special vesting and exercisability of his outstanding stock options and certain of his equity-based and long-term incentive awards in the event that Mr. Brown remains employed with the Company through May 2007 or in the event that Mr. Brown is involuntarily or constructively terminated by the Company prior to May 2007. In addition, in the event that Mr. Brown is involuntarily or constructively terminated by the Company prior to May 2007, Mr. Brown will be entitled to receive the salary and bonus compensation that he otherwise would have been entitled to receive under the agreement if he remained employed through May 2007. Under the terms of Mr. Brown’s agreement, Mr. Brown agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Under the terms of Mr. Dunton’s agreement, Mr. Dunton is entitled to special vesting and exercisability of his outstanding stock options in the event that he is involuntarily or constructively terminated by the Company. Under the terms of Mr. Dunton’s agreement, Mr. Dunton agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Copies of Mr. Dunton’s and Mr. Brown’s agreements were filed as exhibits to the Company’s Form 8-K on May 7, 2004.

	2000	2001	2002	2003	2004	2005
MBIA Inc. Common Stock	100.00	109.76	91.05	124.97	135.65	131.48
S&P 500 Index	100.00	88.12	68.66	88.34	97.94	102.74
S&P Financial Index	100.00	91.05	77.72	101.82	112.90	120.23

	2000	2001	2002	2003	2004	2005
MBIA Inc.		9.76%	-8.95%	24.97%	35.65%	31.48%
S&P 500 Index		-11.88%	-31.34%	-11.66%	-2.06%	2.74%
S&P Financial Index		-8.95%	-22.28%	1.82%	12.90%	20.23%

Source: Bloomberg

REPORT OF THE AUDIT COMMITTEE

To:	The MBIA Inc. Board of Directors
From:	The Audit Committee:

Mr. John A. Rolls, Chair

Mr. C. Edward Chaplin

Mr. David C. Clapp

Ms. Debra J. Perry

Mr. Jeffery W. Yabuki

The Audit Committee is composed of five Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of this Committee. A copy of the current Audit Committee Charter is available on the Company’s website.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

2.	2005 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

We are appointed by the Board of Directors of the Company to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor and (4) the Company’s compliance with legal and regulatory requirements. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America.

2.	2005 Activities

In performing our oversight role for 2005, we have:

•	considered and discussed the audited financial statements for 2005 with management and the independent auditors;

•	considered and discussed the corrected and restated financial statements for 1998 and subsequent years filed on Form 10-K/A in November 2005;

•	discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s auditors and concluded that such services were not incompatible with maintaining their independence; and

•	overseen the Company’s response to regulatory investigations, including the retention of outside counsel and an accounting expert to conduct an investigation of issues raised in connection with the investigations and report their findings to the Audit Committee and Board.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

3.	Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 27, 2006

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company paid PwC a total of $5,236,000 and $4,126,000 respectively, for professional services rendered for the years ended December 31, 2005 and 2004, broken down as follows (in thousands):

	2005	2004
Audit	$3,865	$3,356
Audit Related	$431	$96
Tax	$737	$666
All Other	$203	$8

Total	$5,236	$4,126

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, the issuance of comfort letters, Sarbanes-Oxley Section 404 work, procedures performed in connection with the income tax provision, and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with audits of the employee benefit plans and the Company’s charitable foundation, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for an on-line accounting research service.

One hundred percent of the Audit Related, Tax and All Other services for the year ended December 31, 2005 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2005.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 10, 2006 of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent % of Class
Wellington Management Company, LLP (1) 75 State Street Boston, MA 02109	17,495,876	13.05
Goldman Sachs Asset Management, L.P. (2) 32 Old Slip New York, NY 10005	13,429,337	10.0

(1)	This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2006 Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission (“SEC”). Such filing indicates that Wellington does not have sole voting power or sole dispositive power with respect to any of these shares.
(2)	This information as to the beneficial ownership of shares of Common Stock is based on the March 9, 2006 Schedule 13G/A filed by Goldman Sachs Asset Management, L.P. with the SEC. Such filing indicates that Goldman Sachs has sole voting power with respect to 10,438,374 of such shares and has sole dispositive power with respect to all of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 10, 2006, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned (3)
Directors
Joseph W. Brown (1) (4)	1,040,825	1,446,000	2,486,825
C. Edward Chaplin (4)	9,372	—	9,372
David C. Clapp (4)	27,704	—	27,704
Gary C. Dunton (1)	424,099	622,155	1,046,254
Claire L. Gaudiani (4)	19,267	—	19,267
Daniel P. Kearney (4)	20,155	—	20,155
Laurence H. Meyer (4)	4,476	—	4,476
Debra J. Perry (4)	5,100	—	5,100
John A. Rolls (4)	41,400	—	41,400
Jeffery W. Yabuki (4)	1,719	—	1,719
Executive Officers (1)
Neil G. Budnick	185,960	488,860	674,820
Clifford D. Corso	46,277	27,342	73,619
Ram D. Wertheim	57,595	187,524	245,119
All of the above and other Executive Officers as a group	2,053,050	3,593,791	5,646,841

(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares and stock units awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 9, 2006 under the Company’s stock option program.
(3)	The percentage of shares of common stock beneficially owned by Mr. Brown is 1.9% and by all Directors and Executive Officers as a group is 4.3% of the shares of common stock outstanding.
(4)	This number includes (a) common stock equivalent deferral units held under the Company’s Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, (b) Common Stock units awarded under the Restricted Stock Compensation Plan and (c) restricted stock awarded under the Restricted Stock Plan for Non-Employee Directors. (See the discussion of these plans under “The Board of Directors and its Committees”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis, except for the following:

Form 4 of Christopher E. Weeks to report shares acquired pursuant to “Net Settlement Procedure” for exercise of employee stock options on June 28, 2005 was filed on July 1, 2005 (one day late).

Form 4s of Neil G. Budnick and Gary C. Dunton reporting grants of restricted stock on February 16, 2005 were amended on November 15, 2005 to correct the number of shares of restricted stock granted.

Form 4s of Nicholas Ferreri and Andrea E. Randolph to report shares surrendered for payment of taxes upon vesting of shares of restricted stock on December 13, 2005 were filed on December 20, 2005 (three days late) due to an administrative oversight.

PROPOSALS FOR SHAREHOLDER APPROVAL RECOMMENDED BY THE BOARD

PROPOSAL 1: ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect ten directors at the 2006 meeting to serve a term expiring at the 2007 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown	Mr. Brown has served as a Director of the Company since 1990 and previously served as a Director from December of 1986 through May of 1989. Mr. Brown joined the Company as Chief Executive Officer in January 1999 and became Chairman of the Company in May 1999. He became Executive Chairman on May 6, 2004. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Mr. Brown is also Non-Executive Chairman and a director of Safeco Corporation. Age 57.

C. Edward Chaplin	Mr. Chaplin has served as Director of the Company since 2002. Mr. Chaplin is Senior Vice President and Treasurer of Prudential Financial Inc., responsible for Prudential’s capital and liquidity management, corporate finance, and banking and cash management. He is also a member of the Financial Controls Committee of Prudential, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of Prudential’s pension plans. In addition, Mr. Chaplin is a member of the Disclosure Committee of Prudential which reviews public disclosure documents. Mr. Chaplin has been with Prudential since 1983 and is a member of the Board of Trustees of Newark School of the Arts, as well as a board member and Treasurer of the Executive Leadership Council, a business group promoting workplace diversity. He is also a Chartered Financial Analyst. Age 49.

David C. Clapp	Mr. Clapp is the Lead Director and has served as Director of the Company since 1994. Mr. Clapp retired as a General Partner of Goldman, Sachs & Co. (investment bank) in 1994. From 1990 until late 1994, he was Partner-in-Charge of the Municipal Bond Department at Goldman Sachs & Co. Mr. Clapp is a member of the boards of Kent School, Scenic Hudson Land Trust and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board, Chairman Emeritus of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Age 68.

Gary C. Dunton	Mr. Dunton served as a Director of the Company from 1996 until early 1998 rejoining the Board in 1999. Mr. Dunton, who joined MBIA in early 1998, is President and Chief Executive Officer of the Company, a position to which he was named on May 6, 2004. He was named President in 1999 and Chief Operating Officer in 2000. Prior to joining MBIA, he was President of the Family and Business Insurance Group, USF&G Insurance, with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty Standard Commercial Lines business. Age 50.

Claire L. Gaudiani	Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004 and continues on that Board. She also serves as a director of The Bank of Southern Connecticut and The Henry Luce Foundation Inc. Age 61.

Daniel P. Kearney	Mr. Kearney has served as a Director of the Company since 1992. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investors Corporation and the Joyce Foundation. Mr. Kearney served as Chair of the Compensation Committee of Fiserv, Inc. until November 2005, before Mr. Yabuki, a director of the Company, became President and Chief Executive Officer of Fiserv, Inc. in December 2005. Age 66.

Laurence H. Meyer	Dr. Meyer was elected to the Board in August 2004 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Dr. Meyer is currently Vice Chairman of Macroeconomic Advisers, which he joined in 2002. He is also a distinguished scholar at the Center for Strategic and International Studies and a board member for the National Bureau of Economic Research. Dr. Meyer also serves as senior adviser to the G-7 Group and is a fellow of the National Association of Business Economists. He was a member of the Board of Governors of the Federal Reserve System from 1996 to 2002. From 1969 to 1996, Dr. Meyer was a professor of economics and a former Chairman of the Economics Department at Washington University in St. Louis. Age 62.

Debra J. Perry	Ms. Perry has served as a Director of the Company since 2004. Ms. Perry worked at Moody’s Corporation from 1992 to 2004. Between 2001 and 2004, Ms. Perry was a Senior Managing Director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments, which are responsible for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer of Moody’s Corporation responsible for the credit policy, technology, human resources and communications functions. Prior to that, from 1996 to 1999, Ms. Perry was a Group Managing Director for Finance, Securities and Insurance rating groups. Ms. Perry is a member of the Board of Directors of Conseco, Inc. Age 54.

John A. Rolls	Mr. Rolls has served as a Director of the Company since 1995. Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank, he served as Executive Vice

President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a Director of Bowater, Inc., Fuel Cell Energy, Inc. and Thermion. Age 64.

Jeffery W. Yabuki	Mr. Yabuki was elected to the Board in August 2005 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. In December 2005, Mr. Yabuki was appointed President and Chief Executive Officer of Fiserv, Inc., a provider of information management systems and services. Prior to that, Mr. Yabuki served as Chief Operating Officer since 2002 and as Executive Vice President since 2001 for H&R Block, Inc., a financial services firm. From 1999 to 2002, Mr. Yabuki served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. Mr. Yabuki also serves as a director of PETsMART, Inc. and Fiserv, Inc. Age 46.

The Board has designated Mr. Clapp as the Lead Director. In such capacity, Mr. Clapp will serve as acting Chairman of the Board in any Board meetings in which Mr. Brown does not participate and will preside at non-management director meetings. Shareholders wishing to communicate with our Independent Directors may do so by contacting Mr. Clapp. He can be contacted by regular mail sent to David C. Clapp, 85 Broad Street, 2nd Floor, New York, New York 10004.

The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Company’s Corporate Governance Practices, that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: C. Edward Chaplin, David C. Clapp, Claire L. Gaudiani, Daniel P. Kearney, Laurence H. Meyer, Debra J. Perry, John A. Rolls and Jeffery W. Yabuki. In addition, each of the Directors named in the foregoing sentence meets the definition of “Independent Director” set forth in the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Board is continuing to search for one additional Director. If a suitable candidate is found after the mailing of this proxy and before the 2007 annual shareholders meeting, the Board plans to elect them to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Mr. Yabuki was recommended as a nominee to serve on the Board through a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation was based on his credentials and extensive operating experience in financial services businesses and his general knowledge and experience in financial and accounting matters. Mr. Yabuki met with the members of the Nominating/Corporate Governance Committee, who recommended that his candidacy be considered by the full Board. Mr. Yabuki also met with the Executive Chairman and the Chief Executive Officer. The full Board approved Mr. Yabuki’s nomination and Mr. Yabuki accepted the nomination.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect ten incumbent Directors. Vote is necessary to elect Directors.

Vote required: Directors are elected by a plurality of the votes cast.

PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2005, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings. In accordance with its practice of periodically rotating audit engagement partners, in 2003 PwC assigned a new audit engagement partner to oversee PwC’s audit of MBIA’s financial statements.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2006, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

Vote Necessary to Hire PwC as Auditors

The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors recommends unanimously that you vote FOR this proposal to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2007 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than December 1, 2007, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2007 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its annual meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the Meeting date is mailed to shareholders or publicly made).

If the Company does not receive notice of an item of business to be presented at the Annual Meeting before February 14, 2007 (45 days prior to the anniversary of the mailing date of this year’s proxy statement), then the Company retains discretion to vote proxies for or against any such item as the Board of Directors sees fit.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits companies to send a single copy of their annual report and proxy statement to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If you are a beneficial shareholder, you may revoke your consent to householding for future mailings by checking the appropriate box on the proxy card or voting instruction form that you receive from the broker, bank, trustee or nominee in whose name your shares are registered. If you received a householded mailing this year and would like to have additional copies of our annual report and/or proxy statement mailed to you, please write to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504. Copies of these documents are also available on the Company’s website at www.mbia.com.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 4, 2006

10:00 A.M.

CORPORATE HEADQUARTERS

113 King Street

Armonk, NY 10504

You can view the Annual Report and Proxy Statement on the Internet at http://investor.mbia.com.

113 King Street
Armonk, NY 10504	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 4, 2006.

The undersigned hereby appoints David C. Clapp and John A. Rolls and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Thursday, May 4, 2006, at 10:00 A.M. (EST), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (EST) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mbi/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (EST) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MBIA Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

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The Board of Directors Recommends a Vote FOR Items 1-2.

1. Election of directors:	01 Joseph W. Brown	06 Daniel P. Kearney	☐ Vote FOR	☐ Vote WITHHELD
	02 C. Edward Chaplin	07 Laurence H. Meyer	all nominees	from all nominees
	03 David C. Clapp	08 Debra J. Perry	(except as marked)
	04 Gary C. Dunton	09 John A. Rolls
	05 Claire L. Gaudiani	10 Jeffery W. Yabuki

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of Appointment of PricewaterhouseCoopers LLP as			☐ For ☐ Against ☐ Abstain
independent auditors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:			Date____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.